Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated and effective as of October 13, 2015, is made by and between UNILIFE CORPORATION (“Unilife”), and RAMIN MOJDEHBAKHSH, Ph.D. (“Mojdeh”).

WHEREAS, Unilife and Mojdeh have entered into an employment agreement, dated as of July 1, 2012 (the “Agreement”), as amended by agreements dated September 12, 2013, September 15, 2014, September 17, 2014 and January 9, 2015, in connection with Mojdeh’s employment by Unilife;

WHEREAS, Section 15 of the Agreement provides that Unilife and Mojdeh may amend the Agreement by mutual agreement in writing; and

WHEREAS, Unilife and Mojdeh desire to amend the Agreement as set forth herein; and

WHEREAS, in consideration for Mojdeh’s continued employment, Unilife and Mojdeh desire to continue Mojdeh’s employment subject to the terms set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Section 3(a) of the Agreement is amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, effective with Unilife’s payroll ending October 9, 2015 and through December 31, 2015, Mojdeh’s base salary payable during such period shall be reduced by fifty percent (50%). Effective January 1, 2016, Mojdeh shall again be entitled to his base salary payable in accordance with Unilife’s standard payroll practices.

2. Section 9(a) of the Agreement is amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, effective with Unilife’s payroll ending October 9, 2015 and through December 31, 2015, Mojdeh shall directly and promptly reimburse Unilife for the lease payments made on the temporary housing provided to Mojdeh by Unilife and for the automobile payments made by Unilife on Mojdeh’s behalf during this period. Effective January 1, 2016, Mojdeh shall no longer be required to directly reimburse Unilife for the housing and automobile payment made by Unilife on Mojdeh’s behalf.

3. Section 6(b)(iv) of the Agreement is amended by adding the following paragraph at the end thereof:

Mojdeh acknowledges and agrees his voluntary acceptance of the reduction in his base salary under Section 3(a) change in his relocation and temporary housing allowance under Section 9(a), effective with Unilife’s payroll ending October 9, 2015, constitutes a knowing and voluntary waiver of any opportunity to exercise the rights otherwise set forth in this Section 6(b)(iv) which may have arisen related to the change to the terms and conditions of his employment.

4. Capitalized terms not defined herein shall have the meaning set forth in the Agreement. This Amendment contains the entire agreement between the parties concerning the subject matter of this Amendment and supersedes any prior agreements or understandings between the parties concerning the subject matter of this Amendment, whether oral or written. The parties acknowledge, in entering into this Amendment that they have not relied upon any promise or inducement not specifically set forth herein. All other provisions of the Agreement and any prior amendments not modified or amended by this Amendment shall continue in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS HEREOF, Unilife has caused this Amendment to be executed by its duly authorized officer, and Mojdeh has executed this Amendment, in each case on the date first set forth above.

UNILIFE CORPORATION

By:	/s/ John Ryan

Title:	Senior Vice President, General Counsel and Secretary

RAMIN MOJDEHBAKHSH, Ph.D.:

/s/ Ramin Mojdehbakhsh

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